Exhibit 99.1

TRICO MARINE SERVICES RECEIVES NOTICE FROM NASDAQ LISTING QUALIFICATIONS STAFF

HOUSTON, June 14, 2004 /PRNewswire-FirstCall/ -- Trico Marine Services, Inc. (NASDAQ: TMAR - News) today announced that the Company received notice from the NASDAQ Listing Qualifications Staff that the Company's common stock has closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4450(a)(5). If the Company cannot demonstrate compliance with the minimum bid price requirement rule or meet certain other requirements on or before December 6, 2004, the NASDAQ Listing Qualifications Staff will provide written notice that the Company's common stock will be delisted or moved to The NASDAQ SmallCap Market.

Trico Marine provides marine support services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea, Latin America and West Africa. The services provided by the Company's diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews and support for the construction, installation, and maintenance and removal of offshore facilities.

Certain statements in this press release that are not historical fact may be "forward looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements. A description of risks and uncertainties attendant to Trico Marine Services, Inc. and its industry and other factors which could affect the Company's financial results are included in the Company's Securities and Exchange Commission filings.